Exhibit 3.59.1

CERTIFICATE OF FORMATION

OF

VTRP MERGER SUB, LLC

The undersigned, an authorized person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

ARTICLE I.                   The name of the limited liability company is VTRP Merger Sub, LLC (the “Company”).

ARTICLE II.                 The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801.

ARTICLE III.                The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; and no member or manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as a manager of the Company.

Dated as of the 11th day of April, 2005.

By:	/s/ Kelly L. Sutherland
Kelly L. Sutherland, an authorized person